Schedule 7.1


Apollo Advisors, L.P.
Apollo Advisors II, L.P.
Lion Advisors, L.P.
Apollo Real Estate Advisors, L.P.
Apollo Real Estate Advisors II, L.P.
Apollo Investment Fund, L.P.
AIF II, L.P.
Apollo Investment Fund III, L.P.
Apollo Real Estate Investment Fund, L.P.
Apollo Real Estate Investment Fund II, L.P.
Leon D. Black
John J. Hannan
William L. Mack
W. Edward Scheetz
Lee S. Neibert
William S. Benjamin
Ricardo Koenigsberger
Richard J. Mack
John R.S. Jacobsson
William A. Scully
Stewart F. Koenig

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